                                                                     Ex(4)(b)(1)

                      AIG SUNAMERICA LIFE ASSURANCE COMPANY
                     A STOCK COMPANY LOS ANGELES, CALIFORNIA

CONTRACT NUMBER P9999999999

OWNER   JOHN DOE

     STATUTORY HOME OFFICE            EXECUTIVE OFFICE          ANNUITY SERVICE CENTER
2999 NORTH 44TH ST., SUITE 250       1 SUNAMERICA CENTER             PO BOX 54299
       PHOENIX, AZ 85018         LOS ANGELES, CA 90067-6022   LOS ANGELES, CA 90054-0299

AIG SUNAMERICA LIFE ASSURANCE COMPANY ("We", "Us", the "Company", or "AIG SunAmerica Life") agrees to provide benefits to the Owner in accordance with the provisions set forth in this Contract and in consideration of the Application or confirmation thereof and Purchase Payments We received.

THE VALUE OF AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DURING THE ACCUMULATION AND ANNUITY PERIODS IS NOT GUARANTEED, AND WILL INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE VARIABLE PORTFOLIOS YOU CHOOSE.

THE FIXED ACCOUNT OPTIONS, DOLLAR COST AVERAGING PROGRAM OR ONE OR MORE FIXED ACCOUNT GUARANTEE PERIODS MAY NOT BE AVAILABLE ON THE ISSUE DATE. PLEASE CHECK WITH YOUR REGISTERED REPRESENTATIVE FOR AVAILABILITY OF THESE OPTIONS.

RIGHT TO EXAMINE - YOU MAY RETURN THIS CONTRACT TO OUR ANNUITY SERVICE CENTER OR TO THE AGENT THROUGH WHOM THE CONTRACT WAS PURCHASED WITHIN 10 DAYS OR LONGER AS MAY BE REQUIRED BY STATE LAW AFTER YOU RECEIVE IT, IF YOU ARE NOT SATISFIED WITH IT. THE COMPANY WILL REFUND THE CONTRACT VALUE, INCLUDING ANY SALES CHARGE, CALCULATED AS OF THE BUSINESS DAY DURING WHICH THE CONTRACT IS RECEIVED. UPON SUCH REFUND, THE CONTRACT SHALL BE VOID.

For Individual Retirement Annuities, or if a refund of the Gross Purchase Payment(s) is otherwise required We reserve the right to allocate Your Purchase Payment(s) to the Cash Management Portfolio until the end of the Right To Examine period.

                  THIS IS A LEGAL DOCUMENT. READ IT CAREFULLY.


/s/ Christine A. Nixon                  /s/ Jana W. Greer
-------------------------------------   ----------------------------------------
Christine A. Nixon                      Jana W. Greer
Secretary                               President

                              INDIVIDUAL FIXED AND
                            VARIABLE ANNUITY CONTRACT
                                Nonparticipating

                                TABLE OF CONTENTS

CONTRACT DATA PAGE....................................................    PAGE 3

DEFINITIONS...........................................................    PAGE 4

PURCHASE PAYMENT PROVISIONS...........................................    PAGE 7

ACCUMULATION PROVISIONS...............................................    PAGE 8

CHARGES AND DEDUCTIONS................................................    PAGE 9

TRANSFER PROVISIONS...................................................   PAGE 10

WITHDRAWAL PROVISIONS.................................................   PAGE 10

DEATH PROVISIONS......................................................   PAGE 11

ANNUITY PROVISIONS....................................................   PAGE 13

GENERAL PROVISIONS....................................................   PAGE 14

ANNUITY PAYMENT OPTIONS...............................................   PAGE 17

FIXED ANNUITY PAYMENT OPTIONS TABLE...................................   PAGE 18

VARIABLE ANNUITY PAYMENT OPTIONS TABLE................................   PAGE 21

                               CONTRACT DATA PAGE

CONTRACT NUMBER:                        ANNUITY SERVICE CENTER:
P9999999999                             P. O. BOX 54299
                                        LOS ANGELES, CA 90054-0299

OWNER:                                  INITIAL GROSS PURCHASE PAYMENT:
JOHN DOE                                $10,000.00

ANNUITANT:                              INITIAL PURCHASE PAYMENT:
JOHN DOE                                $9,425.00

AGE AT ISSUE:                           CONTRACT DATE:
35                                      December 1, 2005

SPECIFIED ANNUITY DATE:                 FIXED ACCOUNT OPTIONS -
December 1, 2051                        Minimum Guarantee Rate:
                                        [1.0% - 3.0%]

LATEST ANNUITY DATE:
December 1, 2065                        ANNUAL CONTRACT MAINTENANCE FEE:
                                        [$35.00]

BENEFICIARY:
As named by You                         SEPARATE ACCOUNT CHARGE:
                                        [0.85%]

SEPARATE ACCOUNT:
[VARIABLE ANNUITY ACCOUNT SEVEN]

OPTIONAL BENEFITS ELECTED:

     [Purchase Payment Accumulation
     Maximum Anniversary Value
     Estate Plus

     GMAV
     GMWB

                              SALES CHARGE SCHEDULE

                          MAXIMUM SALES CHARGE
                             AS A PERCENTAGE
TOTAL AMOUNT OF OWNER'S     OF GROSS PURCHASE
  INVESTMENT RECEIVED            PAYMENT
-----------------------   --------------------
  [Less than $50,000]            [5.75%]
   [$50,000-$99,999]             [4.75%]
  [$100,000-$249,999]            [3.50%]
  [$250,000-$499,999]            [2.50%]
  [$500,000-$999,999]            [2.00%]
 [$1,000,000 and over]*          [0.50%]

* A withdrawal charge of [0.50%] applied to Gross Purchase Payments subject to a [0.50%] Sales Charge if invested less than [12] months at the time of withdrawal.

                                  FOR INQUIRIES]
                               CALL 1-800-445-SUN2

                                   DEFINITIONS

Defined in this section are some of the words and phrases used in this Contract. These terms are capitalized when used in the Contract with the meaning set forth below.

ACCUMULATION UNIT

A unit of measurement used to compute the portion of the Contract Value attributable to a Variable Portfolio prior to the Annuity Date.

AGE

Age as of last birthday. In the case of a Joint Owner/Annuitant, the age of the [older] person will be used to determine any age-driven benefit.

ANNUITANT

The natural person or persons (collectively, Joint Annuitants) whose life or lives is/are used to determine the annuity benefits under the Contract. If the Contract is in force and the Annuitant(s) is/are alive on the Annuity Date, We will begin payments to the Payee. This Contract cannot have Joint Annuitants if it is issued in connection with a tax-qualified retirement plan.

ANNUITY DATE

The date on which annuity payments ("income payments") to the Payee begin. This date cannot be later than the Latest Annuity Date.

ANNUITY SERVICE CENTER

As specified on the Contract Data Page.

ANNUITY UNIT

A unit of measurement determined on or after the Annuity Date used to compute annuity payments from the Variable Portfolio(s).

BENEFICIARY

The person(s) or entity as named by You at issue to receive the death benefit under this Contract upon your death. You may later change Your Beneficiary in a written request to Us at Our Annuity Service Center.

CONTINUATION DATE

The Date on which We receive, at Our Annuity Service Center: (a) the Spousal Beneficiary's written request to continue the Contract, and (b) Due Proof of Death of the Owner. If We receive (a) and (b) on different dates, the Continuation Date will be the later date.

CONTRACT DATE

The date Your Contract is issued, as shown on the Contract Data Page. It is the date from which Contract Years and anniversaries are measured.

CONTRACT VALUE

The sum of: (1) Your share of the Variable Portfolios' Accumulation Unit Values and (2) the value of amounts if any, allocated to any available Fixed Account Options.

CONTRACT YEAR

One year starting from the Contract Date or subsequent contract anniversary in one calendar year and ending on the day preceding the anniversary of such date in the succeeding calendar year.

CONTRIBUTION YEAR

One year starting from the date a Purchase Payment is made in one calendar year and ending on the day preceding the anniversary of such date in succeeding calendar years.

DOLLAR COST AVERAGING (DCA)

An optional program under which You authorize the systematic transfer of specified amounts or percentages from any [Variable Portfolio(s)] [or any available Fixed Account Option] into any [Variable Portfolio(s)] other than the source account.

DUE PROOF OF DEATH

Due Proof of Death means:

     1.   a certified copy of a death certificate; or

     2. a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

     3. a written statement by a medical doctor who attended the deceased Owner at the time of death; or

     4.   any other proof satisfactory to Us.

FIXED ACCOUNT OPTIONS

The investment options, if available under this Contract, that become part of the Company's general asset account and are credited with a fixed rate of interest declared by the Company. The general asset account contains all the assets of the Company except for the Separate Account and other segregated asset accounts. The amount You have in any Fixed Account Option at any time is a result of any Purchase Payment You have allocated to it or any part of Your Contract Value You have transferred to it.

FIXED ANNUITIZATION

A series of periodic income payments of predetermined amounts that do not vary with investment experience. Such payments are made from the Company's general asset account. This Contract provides several fixed annuity payment options.

GROSS PURCHASE PAYMENTS

Payments in U.S. currency made by or on behalf of the Owner to the Company to fund the Contract. Gross Purchase Payments do not reflect the deduction of the Sales Charge. The amount of Your initial Gross Purchase Payment is shown on the Contract Data Page.

GUARANTEE PERIOD

The period for which interest is credited to amounts allocated to any available Fixed Account Option. We determine in our sole discretion the periods, if any, that will be offered.

IRC

The Internal Revenue Code of 1986, as amended, or as it may be amended or superseded.

JOINT OWNER

Any person named as Joint Owner on the Application or confirmation thereof and listed on the Contract Data Page, unless subsequently changed. The Joint Owner, if any, possesses an undivided interest in this Contract in conjunction with the Owner. All references within this contract to Owner will also apply to the Joint Owner. We reserve Our right to require that Joint Owners be each other's spouse.

LATEST ANNUITY DATE

The later of the Owner's [95th birthday or ten years after the Contract Date]. In the case where a non-natural person is named the Owner, it is the later of the Annuitant's [95th birthday or ten years after the Contract Date].

MULTI-YEAR FIXED ACCOUNT OPTIONS

If available, Fixed Accounts for a Guarantee Period of at least two (2) years.

NYSE

New York Stock Exchange.

OWNER

The person or entity named in the Contract who is entitled to exercise all rights and privileges of ownership under the Contract. Owner means both Joint Owners, if applicable.

PAYEE

The person receiving payment of annuity benefits under this Contract.

PURCHASE PAYMENTS

Payments in U.S. currency made by or on behalf of the Owner to the Company to fund the Contract. A Purchase Payment corresponds to a Gross Purchase Payment, and equals the Gross Purchase Payment less any applicable Sales Charge.

REQUIRED DOCUMENTATION

Is: (a) Due Proof of Death that the Owner or the Spousal Beneficiary died before the Annuity Date; and, (b) an election form specifying the payment options and
(c) any other documentation We may require.

SEPARATE ACCOUNT

A segregated asset account named on the Contract Data Page. The Separate Account consists of several Variable Portfolios, each investing in shares of the Underlying Fund(s) of the trust(s). The assets of the Separate Account are not commingled with the general assets and liabilities of the Company. The value of amounts allocated to the Variable Portfolios of the Separate Account is not guaranteed.

SPECIFIED ANNUITY DATE

The anticipated Annuity Date specified by You as shown on the Application. This date may be changed by You in writing prior to the Annuity Date, but in no event can it be later than the Latest Annuity Date. If this date is not specified, the Specified Annuity Date will be the Latest Annuity Date.

SPOUSAL BENEFICIARY

The original Owner's surviving spouse who is designated as the primary Beneficiary at the time of the Owner's death who may continue the Contract as the Owner on the Continuation Date.

SUBSEQUENT GROSS PURCHASE PAYMENTS

Gross Purchase Payments made after the initial Gross Purchase Payment.

UNDERLYING FUND

The variable investment options of the trusts in which the corresponding Variable Portfolio(s) invest.

VARIABLE ANNUITIZATION

A series of periodic income payments which vary in amount according to the investment experience of one or more Variable Portfolios, as selected by You. Such payments are made from the Company's Separate Account. This contract provides several variable annuity payment options.

VARIABLE PORTFOLIO

One or more divisions of the Separate Account which provides for the variable investment options available under this Contract. Each Variable Portfolio has its own investment objective and is invested in the Underlying Fund(s) of the trusts. A Variable Portfolio is not chargeable with liabilities arising out of any other Variable Portfolio. The available Variable Portfolios are shown on the Application or confirmation thereof. Additional Variable Portfolios may become available in the future.

WE, OUR, US, THE COMPANY

AIG SunAmerica Life Assurance Company.

WITHDRAWAL(S)

Amount(s) withdrawn from the Contract Value including any charges and fees applicable to each such Withdrawal.

YOU, YOUR

The Owner.

                           PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS

Purchase Payments are flexible. This means that, subject to Company disclosed restrictions, You may change the amounts, frequency and/or timing of Purchase Payments. Purchase Payments will be allocated in accordance with instructions from You to the Variable Portfolio(s) and/or Fixed Account Option(s), if available. We reserve the right to specify the minimum or maximum Purchase Payment that may be allocated to a Variable Portfolio or available Fixed Account Option under the Contract.

DCA FIXED ACCOUNT

Any portion of a Purchase Payment allocated to the DCA Fixed Account Option(s) must be transferred out to the Variable Portfolio(s) within the specified DCA Fixed Account Option period. Upon termination of the DCA program, any amounts remaining in the DCA Fixed Account Option(s) will be transferred to the DCA target allocation(s) for the program being terminated.

Upon annuitization, any amounts remaining in the DCA Fixed Account Option(s) will be applied to a Fixed Annuitization. The unit values credited and applied to Your Contract are determined on each date of transfer. We reserve the right to impose a minimum or maximum contribution level on Purchase Payments allocated to a DCA Fixed Account Option(s) and/or change the terms and conditions of the DCA program at any time. We reserve the right to cease offering DCA Fixed Account Option(s). We will notify you if we exercise this right.

SUBSTITUTION OF VARIABLE PORTFOLIO

If the shares of an Underlying Fund should no longer be available for investment by the Separate Account, then We may substitute shares of another Underlying Fund, for shares already purchased, or to be purchased in the future. Substitutions of securities will be carried out in accordance with any applicable state and/or federal laws or regulations.

                             ACCUMULATION PROVISIONS

Prior to the Annuity Date, the Contract Value is the sum of the Separate Account Accumulation Value and the Fixed Account Accumulation Value.

SEPARATE ACCOUNT ACCUMULATION VALUE

The Separate Account Accumulation Value under the Contract shall be the sum of the values of the Accumulation Units held in the Variable Portfolios for the Owner.

NUMBER OF ACCUMULATION UNITS

Your Contract is credited with Accumulation Units of the Separate Account when amounts are allocated to the Variable Portfolio(s). For that portion of each Purchase Payment and/or transfer amount allocated to a Variable Portfolio, the number of Accumulation Units credited is equal to the sum of each Purchase Payment and/or transfer amount allocated to the Variable Portfolio reduced by premium taxes, if any:

Divided by

The Accumulation Unit Value for that Variable Portfolio for the NYSE business day in which the Purchase Payment or transfer amount is allocated.

The number of Accumulation Units will be reduced for Withdrawals of Contract Value, annuitizations, amounts transferred out of a Variable Portfolio, the Contract Maintenance Fee and applicable charges for elected features as set forth in endorsements to this contract. Reductions will be made as of the NYSE business day in which We receive all requirements for the transaction, as appropriate.

ACCUMULATION UNIT VALUE (AUV)

The AUV of a Variable Portfolio for any NYSE business day is calculated by subtracting (2) from (1) and dividing the result by (3) where:

(1) is the total value at the end of the given NYSE business day of the assets attributable to the Variable Portfolio minus any applicable liabilities other than those owed to the Contractholders;

(2) is the amount equal to the daily Separate Account Charge plus the daily charge for any optional features that impose a daily charge;

(3) is the number of Accumulation Units outstanding at the end of the given NYSE business day.


FIXED ACCOUNT ACCUMULATION VALUE

The Fixed Account Accumulation Value, if any, shall be the sum of all monies allocated or transferred to the Fixed Account Option(s), if available, reduced by any applicable premium taxes, plus all interest credited on the Fixed Account Option(s) during the period that You have Contract Value allocated to the Fixed Account Options. This amount shall be adjusted for Withdrawals, annuitizations, transfers, the deduction of the Contract Maintenance Fee and any charges for elected optional benefits as applicable. The Fixed Account Accumulation Value shall not be less than the minimum values required by law in the state where this Contract is issued.

FIXED ACCOUNT GUARANTEE PERIOD OPTIONS AND INTEREST CREDITING

The portion of Your Contract Value within the Fixed Account Option(s), if any, is credited with interest at rates guaranteed by Us for the Guarantee Period(s) selected. Interest is credited on a daily basis at the then applicable effective interest rate for the applicable Guarantee Period. You may select from one or more Guarantee Periods which we may offer at any particular time. We reserve the right at any time to add or delete Guarantee Periods. A written notification will be provided to the Owner [at least 30] days prior to the discontinuation of a Guarantee Period. If You have allocated any part of Your initial Purchase Payment to a Guarantee Period, the amount allocated, as well as the duration of the Guarantee Period is shown on the Application as completed by You or confirmation thereof. The interest rate applicable to an allocation of Purchase Payment or transfer of Contract Value to a Guarantee Period is the rate in effect for that Guarantee Period at the time of the allocation or transfer. If You have allocated or transferred amounts at different times to the Fixed Account Option(s), each allocation or transfer may have a unique effective interest rate associated with that amount. We guarantee the effective annual rate of interest for the Fixed Account Option(s), including any of the Guaranteed Periods. The minimum guarantee rate under Your Contract as referenced on the Contract Data Page is at least equal to the lesser of: (a) 3% per annum; or (b) the three-month average value of the five-year Constant Maturity Treasury Rate reported by the Federal Reserve, rounded up to the nearest 1/4th of 1%, for the second, third and fourth month preceding the first day of the calendar quarter during which the Contract is issued, reduced by 1.25% and where the resulting interest rate is not less than 1%.

                             CHARGES AND DEDUCTIONS

We will deduct the following charges from the Contract:

CONTRACT MAINTENANCE FEE

The charge specified on the Contract Data Page, if applicable will be deducted on each Contract anniversary that occurs on or prior to the Annuity Date. It will also be deducted when the Contract Value is withdrawn in full if the Withdrawal is not on the Contract anniversary. We reserve the right to assess this charge on a class basis that differs from the charge specified on the Contract Data Page. We also reserve the right to waive the fee for certain Contract Values [of $50,000.00 and up].

SALES CHARGE

A Sales Charge may be deducted from each Gross Purchase Payment. The Sales Charge is based on the Gross Purchase Payment and is equal to a percentage of such Gross Purchase Payment at the time it is received. We will not retroactively reduce Sales Charges unless purchase payments are received within [90 days] after contract issue. We reserve the right to assess this charge on a class basis that differs from the charge specified on the Contract Data Page. The Sales Charge Schedule is shown on the Contract Data Page.

SEPARATE ACCOUNT CHARGE

This charge, as shown on the Contract Data Page, on an annualized basis equals a percentage of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Portfolio(s) to which the Contract is allocated. This charge compensates Us for mortality and expense risks, distribution, and administration expenses associated with the Contract. We subtract this charge daily. We reserve the right to assess a charge on a class basis which differs from the charge specified on the Contract Data Page.

                               TRANSFER PROVISIONS

Prior to the Annuity Date, You may transfer all or part of Your Contract Value from any Variable Portfolio to any other Variable Portfolio(s) or available Fixed Account Options subject to applicable restrictions. The minimum amount that can be transferred and the amount that can remain in a Variable Portfolio or available Fixed Account Option are subject to Company limits. We further reserve the right to restrict Your transfer privileges, including possible termination of those privileges in Our sole discretion.

TRANSFERS OF ACCUMULATION AND ANNUITY UNITS BETWEEN VARIABLE PORTFOLIOS AND FIXED ACCOUNT OPTIONS

Prior to the Annuity Date, transfers are subject to certain restrictions. You may transfer all or a portion of Your Contract Value from one Variable Portfolio to another Variable Portfolio(s) or any available Fixed Account Option(s) other than the DCA Fixed Account Options. You may also transfer from any available Fixed Account Option(s) to the Variable Portfolio(s) and/or any available Fixed Account Option(s) of the Contract. A transfer will result in the redemption of Accumulation Units in a Variable Portfolio and the purchase of Accumulation Units in the other Variable Portfolio. Transfers will be effected at the end of the NYSE business day in which We receive Your completed request for the transfer.

After the Annuity Date, transfers into and out of any available Fixed Account Option(s) are not allowed. You may transfer all or a portion of Your Contract Value from one Variable Portfolio to another Variable Portfolio(s). A transfer will result in the redemption of Annuity Units in a Variable Portfolio and the purchase of Annuity Units in the other Variable Portfolio. Transfers will be effected for the last NYSE business day of the month in which We receive Your request for the transfer.

                              WITHDRAWAL PROVISIONS

On or before the Annuity Date and while You are living, You may withdraw all or part of Your Contract Value under this Contract by informing Us in writing at Our Annuity Service Center. For a full withdrawal, this Contract must be returned to Our Annuity Service Center. The minimum amount that can be withdrawn and the amount remaining after withdrawal are subject to Company limits.

Unless You tell Us otherwise in writing, Withdrawals will be deducted from the Contract Value in proportion to their allocation among any available Fixed Account Options and the Variable Portfolios. Withdrawals will be based on values for the NYSE business day in which the request for withdrawal and (in the case of a full withdrawal) the Contract, are received at Our Annuity Service Center. Unless the SUSPENSION OF PAYMENTS or DEFERMENT OF PAYMENTS sections are in effect, payment of withdrawals will be made within seven calendar days.

For the purposes of determining the amount of any applicable withdrawal charge, Withdrawals are assumed to be taken from earnings first, then Purchase Payments. Purchase Payments are assumed to be withdrawn on a first-in-first-out (FIFO) basis. The withdrawal charge is shown on the Contract Data Page.

Unless otherwise required, for the purposes of determining tax liability under the IRC, Withdrawals of Contract Value are treated on a last-in-first out (LIFO) basis.

SYSTEMATIC WITHDRAWAL PROGRAM

On or before the Annuity Date, You may elect to participate in a Systematic Withdrawal Program by informing Us at Our Annuity Service Center. The Systematic Withdrawal Program allows You to make automatic withdrawals from Your account monthly, quarterly, semiannually or annually. The minimum systematic withdrawal amount is subject to Company limits. You may terminate Your participation in the Systematic Withdrawal Program at any time by sending Us a written request. We reserve the right to modify, suspend or terminate the Systematic Withdrawal Program at any time.

                                DEATH PROVISIONS

Notwithstanding any provision of this Contract to the contrary, all payments of benefits under this Contract will be made in a manner that satisfies the requirements of IRC Section 72(s), as amended from time to time. If the Contract is owned by a trust or other non-natural person, We will treat the death of any Annuitant as the death of the "Primary Annuitant" and as the death of any Owner.

DEATH OF OWNER BEFORE THE ANNUITY DATE

We will pay a death benefit to the Beneficiary upon Our receiving all Required Documentation. Unless You have previously designated a payment option on behalf of the Beneficiary, the Beneficiary must select one of the following options:

     1. Immediately collect the death benefit in a lump sum payment. If a lump sum payment is elected, payment will be in accordance with any applicable laws and regulations governing payments on death; or

     2. Collect the death benefit in the form of one of the Annuity Payment Options. If an Annuity Payment Option is desired, an option must be elected within 60 days of Our receipt of: (a) Due Proof of Death of the Owner; (b) an election form specifying the payment option and (c) any other documentation We may require. The payments must be over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary. Payments under this option must commence within one year after the Owner's death, otherwise, the death benefit will be paid in accordance with option 1 above; or

     3. If eligible, continue the Contract as the Spousal Beneficiary. If this option is elected, no death benefit is paid as a lump sum. Instead, on the Continuation Date, We will contribute to the Contract any amount by which the Death Benefit exceeds the Contract Value, calculated as of the Owner's date of death. This amount is not considered a Purchase Payment except in the calculation of certain death benefits upon the death of the Spousal Beneficiary.

You cannot change any elected death benefit option specified on the Contract Data Page. Your Spousal Beneficiary may discontinue any optional death benefit option on the Continuation Date but cannot change the death benefit option elected by you on the Application. Upon the Spousal Beneficiary's death, the entire interest of the Contract must be distributed immediately under option 1 or 2 as provided under DEATH OF OWNER BEFORE THE ANNUITY DATE.

In any event, the entire interest in the Contract will be distributed within five years from the date of death of the Owner unless payment option 2 or 3 was selected under DEATH OF OWNER BEFORE THE ANNUITY DATE.

AMOUNT OF DEATH BENEFIT

If the Owner dies prior to the Annuity Date, the Death Benefit will be the [100% of] Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.

SPOUSAL BENEFICIARY CONTINUATION

On the Continuation Date, the Death Benefit will be the [100% of] Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.

DEATH OF OWNER OR ANNUITANT ON OR AFTER THE ANNUITY DATE

If any Owner or Annuitant dies on or after the Annuity Date and before the entire interest in the Contract has been distributed, We will pay any remaining guaranteed annuity payments of the selected annuity payment option to the Beneficiary upon Our receipt of all Required Documentation. For further information pertaining to death of the Annuitant, see ANNUITY PAYMENT OPTIONS.

BENEFICIARY

The Beneficiary is selected by the Owner. While the Owner is living and before the Annuity Date, the Owner may change the Beneficiary by written notice in a form satisfactory to Us. A change in Beneficiary will take effect on the date We receive the written notice at Our Annuity Service Center. If two or more persons are named as Beneficiaries under the Contract those surviving the Owner will share equally unless otherwise stated; and each must elect to receive their respective portions of the death benefit according to the options listed under DEATH OF OWNER BEFORE THE ANNUITY DATE. If the Annuitant survives the Owner, and there are no surviving Beneficiaries, the Annuitant will be deemed the Beneficiary.

Joint Owners, if applicable, shall be each other's primary Beneficiary. Joint Annuitants, if any, when the Owner is a non-natural person, shall be each other's primary Beneficiary. Any other Beneficiary designation will be treated as a contingent Beneficiary.

If the Owner is also the Annuitant and there are no surviving Beneficiaries, upon Our receipt of all Required Documentation, We will calculate the Death Benefit and it will be paid to the estate of the

Owner in accordance with option 1, under DEATH OF OWNER BEFORE THE ANNUITY DATE.

                               ANNUITY PROVISIONS

ANNUITY DATE

The Owner specifies an anticipated Annuity Date (the date on which the annuity payments are to begin) at the time of application. The Owner may change the Specified Annuity Date at any time, at least seven days prior to the Annuity Date, by written notice to the Company at its Annuity Service Center. The Annuity Date must be at least two years after the Contract Date or less as required in your state, but not beyond the Latest Annuity Date. If no Annuity Date is specified on the Application, the Annuity Date will be the Latest Annuity Date.

PAYMENTS TO OWNER

Unless You request otherwise, We will make annuity payments to You. If You want the annuity payments to be made to some other Payee, We will make such payments subject to receipt of a written request signed by You filed at the Annuity Service Center no later than thirty (30) days before the due date of the first or subsequent annuity payment.

Any such request is subject to the rights of any assignee. No payments available to or being paid to the Payee while the Annuitant is alive can be transferred, commuted, anticipated or encumbered.

FIXED ANNUITIZATION

If a Fixed Annuitization has been elected, the proceeds payable under this Contract less any applicable premium taxes, shall be applied to the payment of the fixed annuity payment option elected at rates which are at least equal to the annuity rates based upon the applicable tables in the Contract. In no event will the Fixed Annuitization be changed once it begins.

AMOUNT OF FIXED ANNUITY PAYMENTS

The amount of each fixed annuity payment will be determined by applying the portion of the Contract Value allocated by You for Fixed Annuitization, less any applicable premium taxes, to the annuity table applicable to the fixed annuity payment option chosen.

AMOUNT OF VARIABLE ANNUITY PAYMENTS

(a) FIRST VARIABLE ANNUITY PAYMENT: The dollar amount of the first Variable Annuitization payment will be determined by applying the portion of the Contract Value allocated to the Variable Portfolio(s), less any applicable premium taxes, to rates which are at least equal to the annuity rates based upon the annuity table applicable to the variable annuity payment option chosen. If the Contract Value is allocated to more than one Variable Portfolio, the value of Your interest in each Variable Portfolio is applied separately to the variable annuity payment option table to determine the amount of the first annuity payment attributable to each Variable Portfolio.

(b) NUMBER OF VARIABLE ANNUITY UNITS: The number of Annuity Units for each applicable Variable Portfolio is the amount of the first annuity payment attributable to that Variable Portfolio divided by the value of the applicable Annuity Unit for that Variable Portfolio as of the Annuity Date. The number of Annuity Units will not change as a result of investment experience.

(c) VALUE OF EACH VARIABLE ANNUITY UNIT: The value of an Annuity Unit may increase or decrease from one month to the next. For any month, the value of an Annuity Unit of a particular Variable Portfolio is the value of that Annuity Unit as of the last NYSE business day of the preceding month, multiplied by the Net Investment Factor for that Variable Portfolio for the last NYSE business day of the current month.

The Net Investment Factor for any Variable Portfolio for a certain month is determined by dividing (1) by (2) where:

     (1) is the Accumulation Unit Value of the Variable Portfolio determined as of the last business day at the end of that month, and

     (2) is the Accumulation Unit Value of the Variable Portfolio determined as of the last business day at the end of the preceding month.

The result is then multiplied by a factor that neutralizes the assumed investment rate of [3.5%].

(d) SUBSEQUENT VARIABLE ANNUITY PAYMENTS: After the first Variable Annuitization payment future payments will vary in amount according to the investment performance of the applicable Variable Portfolio(s) to which Your Purchase Payments are allocated. The amount may change from month to month. The amount of each subsequent payment for each Variable Portfolio is:

The number of Annuity Units for each Variable Portfolio as determined for the first annuity payment

Multiplied by

The value of an Annuity Unit for that Variable Portfolio at the end of the month immediately preceding the month in which payment is due.

We guarantee that the amount of each Variable Annuitization payments will not be affected by variations in expenses or mortality experience.

                               GENERAL PROVISIONS

ENTIRE CONTRACT

The Entire Contract between You and Us consists of this Contract, this Application or confirmation thereof, and any attached endorsement(s) or rider(s). An agent cannot change the terms or conditions of this Contract. Any change must be in writing and approved by Us. Only Our President, Secretary, or one of Our Vice-Presidents can give Our approval.

CHANGE OF ANNUITANT

If the Owner is an individual, the Owner may change the Annuitant(s) at any time prior to the Annuity Date. To make a change, the Owner must send a written notice to Us at least 30 days before the Annuity Date. If the Owner is a non-natural person, the Owner may not change the Annuitant.

DEATH OF ANNUITANT

If the natural Owner and Annuitant are different, and the Annuitant dies before the Annuity Date, the Owner becomes the Annuitant until the Owner elects a new Annuitant. If there are Joint Annuitants, upon the death of any Annuitant prior to the Annuity Date, the Owner may elect a new Joint Annuitant. However, if the Owner is a non-natural person, We will treat the death of any Annuitant as the death of the "Primary Annuitant" and as the death of the Owner, see DEATH PROVISIONS.

MISSTATEMENT OF AGE OR SEX

If the Age or sex of any Annuitant has been misstated, future annuity payments will be adjusted using the correct Age and sex, according to Our rates in effect on the date that annuity payments were determined. Any overpayment from the fixed annuity payment options, plus interest at the rate of [4%] per year, will be deducted from the next payment(s) due. Any underpayment from the fixed annuity payment options, plus interest at the rate of [4%] per year, will be paid in full with the next payment due. Any overpayment from the Variable Portfolios will be deducted from the next payment(s) due. Any underpayment from the Variable Portfolios will be paid in full with the next payment due.

With respect to Contract issue Age and other age driven features in the Contract; should we discover a misstatement of Age, we reserve the right to fully pursue Our remedies including possible termination of the Contract and/or revocation of any Age-driven benefits.

PROOF OF AGE, SEX, OR SURVIVAL

The Company may require satisfactory proof of correct Age or sex at any time. If any payment under this Contract depends on the Annuitant being alive, the Company may require satisfactory proof of survival.

DEFERMENT OF PAYMENTS

We may defer making payments from the available Fixed Account Options for up to six (6) months. Interest, subject to state requirements, will be credited during the deferral period.

SUSPENSION OF PAYMENTS

We may suspend or postpone any payments from the Variable Portfolios if any of the following occur:

(a)  the NYSE is closed;

(b)  trading on the NYSE is restricted;

(c) an emergency exists such that it is not reasonably practical to dispose of securities in the Variable Portfolios or to determine the value of its assets; or

(d) the Securities and Exchange Commission, by order, so permits for the protection of Owners.

Conditions in (b) and (c) will be decided by or in accordance with rules of the Securities and Exchange Commission.

CONFORMITY WITH STATE LAWS

The provisions of this Contract will be interpreted by the laws of the state in which the Application or confirmation thereof was signed or such other state as is required by law. Any provision which, on the Contract Date, is in conflict with the law of such state is amended to conform to the minimum requirements of such law.

CHANGES IN LAW

If the laws governing this Contract or the taxation of benefits under the Contract change, We reserve the right to amend this Contract to comply with these changes.

ASSIGNMENT

You may assign this Contract before the Annuity Date, but We will not be bound by an assignment unless it is received by Us in writing. Your rights and those of any other person referred to in this Contract will be subject to the assignment. Certain assignments may be taxable. We do not assume any responsibility for the validity or tax consequences of any assignment. We reserve the right to not recognize assignments if it changes the risk profile of the Owner of the Contract as determined in Our sole discretion.

CLAIMS OF CREDITORS

To the extent permitted by law, no right or proceeds payable under this Contract will be subject to claims of creditors or legal process.

PREMIUM TAXES OR OTHER TAXES

The Company may deduct from Your Contract Value any premium tax or other taxes payable to a state or other government entity, if applicable. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. The Company will deduct any withholding taxes required by applicable law.

WRITTEN NOTICE

Any notice We send to You will be sent to Your address shown in the Application or confirmation thereof unless You request otherwise. Any written request or notice to Us must be sent to Our Annuity Service Center, as specified on the Contract Data Page.

PERIODIC REPORTS

At least once during each Contract Year, We will send You a statement of the account activity of the Contract. The statement will include all transactions which have occurred during the accounting period shown on the statement.

INCONTESTABILITY

This Contract will be incontestable after it has been in force for a period of two years from the Contract Date during your lifetime or during the lifetimes of each of the persons who are required to provide Us with information concerning their age, sex and identity. The incontestability of this Contract applies to any statements You make, except for the statements You make relating to Your age, sex and identity. Accurate statements as to Your age, sex and identity are required as a condition of issuing this Contract. This two-year incontestability provision also applies to statements made relating to the age, sex and identity of other persons for whom such information is required as a condition of issuing this Contract.

NONPARTICIPATING

This Contract does not share in Our surplus.

WAIVER

Our waiver of any of the terms and conditions under this Contract will not be deemed to constitute waiver of the right to enforce strict compliance.

                             ANNUITY PAYMENT OPTIONS

During the Annuitant's life, upon written election and the return of this Contract to the Company at its Annuity Service Center, the Contract Value may be applied to provide one of the following options or any annuity payment option that is mutually agreeable. After two years from the Contract Date, and prior to the Annuity Date, You can choose one of the options described below. If no option has been selected by the Annuity Date, You will automatically receive option 4, below, with 10 years of monthly payments guaranteed.

OPTIONS 1 & 1V - LIFE ANNUITY, LIFETIME PAYMENTS GUARANTEED

Payments payable to a Payee during the lifetime of the Annuitant. No further payments are payable after the death of the Annuitant.

OPTIONS 2 & 2V - JOINT AND SURVIVOR LIFE ANNUITY

Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. No further payments are payable after the deaths of both the Annuitant and the designated second person.

OPTIONS 3 & 3V - JOINT AND SURVIVOR LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS

Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. If, at the death of the survivor, payments have been made for less than 10 or 20 years, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 4 & 4V - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS

Payments payable to the Payee during the lifetime of the Annuitant. If, at the death of the Annuitant, payments have been made for less than the 10 or 20 years, as selected at the time of annuitization, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 5 & 5V - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

Payments payable to the Payee for any specified period of time for five (5) years or more, but not exceeding thirty (30) years, as selected at the time of annuitization. The selection must be made for full twelve month periods. In the event of death of the Annuitant, any remaining annuity payments will be continued to the Beneficiary. If Variable Annuity Payments are elected under this Annuity Payment Option, any remaining guaranteed Variable Annuity payments may be redeemed for a discounted value determined by Us.

                       FIXED ANNUITY PAYMENT OPTIONS TABLE

[BASIS OF COMPUTATION

The actuarial basis for the Table of Annuity Rates is the Annuity 2000 Mortality Table with a guaranteed interest rate of [1.50%], with quinquennial age setbacks. For every five years that the Contract has been in effect at the time of annuitization, the Annuitant's age will be set back by one year to determine the applicable factors. The Fixed Annuity Payment Options Table does not include any applicable premium tax.]

            OPTIONS 1 & 4 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.

    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)

                                  OPTION 4          OPTION 4
                                LIFE ANNUITY      LIFE ANNUITY
                OPTION 1      (W/120 PAYMENTS   (W/240 PAYMENTS
              LIFE ANNUITY      GUARANTEED)       GUARANTEED)
  AGE OF    ---------------   ---------------   ---------------
ANNUITANT    MALE    FEMALE    MALE   FEMALE     MALE   FEMALE
---------   -----    ------    ----   ------     ----   ------
    55       3.68      3.38    3.64    3.35      3.48    3.27
    56       3.77      3.46    3.73    3.43      3.55    3.34
    57       3.87      3.54    3.82    3.51      3.62    3.40
    58       3.98      3.63    3.92    3.60      3.69    3.47
    59       4.09      3.73    4.02    3.69      3.76    3.54
    60       4.21      3.83    4.13    3.78      3.83    3.62
    61       4.34      3.93    4.24    3.89      3.90    3.69
    62       4.47      4.05    4.36    3.99      3.97    3.77
    63       4.62      4.17    4.49    4.10      4.04    3.84
    64       4.77      4.30    4.62    4.22      4.10    3.92
    65       4.93      4.44    4.76    4.35      4.17    4.00
    66       5.11      4.58    4.90    4.48      4.24    4.07
    67       5.30      4.74    5.05    4.62      4.30    4.15
    68       5.49      4.91    5.20    4.76      4.36    4.22
    69       5.71      5.09    5.36    4.92      4.41    4.29
    70       5.93      5.29    5.53    5.08      4.47    4.36
    71       6.17      5.50    5.70    5.25      4.51    4.42
    72       6.43      5.73    5.87    5.43      4.56    4.48
    73       6.70      5.98    6.05    5.62      4.60    4.53
    74       6.99      6.24    6.23    5.81      4.63    4.58
    75       7.31      6.53    6.41    6.01      4.67    4.62
    76       7.64      6.84    6.59    6.21      4.69    4.65
    77       8.00      7.18    6.78    6.41      4.72    4.69
    78       8.38      7.55    6.96    6.62      4.74    4.71
    79       8.79      7.94    7.13    6.83      4.75    4.74
    80       9.23      8.37    7.31    7.03      4.77    4.75
    81       9.70      8.84    7.47    7.23      4.78    4.77
    82      10.20      9.34    7.63    7.42      4.79    4.78
    83      10.73      9.88    7.78    7.60      4.80    4.79
    84      11.30     10.47    7.93    7.77      4.80    4.80
    85      11.90     11.10    8.06    7.93      4.81    4.80

              OPTION 2 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)
                       JOINT & 100% SURVIVOR LIFE ANNUITY

  AGE OF                AGE OF FEMALE ANNUITANT
   MALE     ----------------------------------------------
ANNUITANT    55     60     65     70     75     80     85
---------   ----   ----   ----   ----   ----   ----   ----
    55      3.01   3.18   3.33   3.45   3.54   3.60   3.64
    60      3.12   3.36   3.59   3.78   3.94   4.05   4.12
    65      3.21   3.51   3.83   4.13   4.40   4.61   4.75
    70      3.27   3.63   4.03   4.46   4.89   5.26   5.53
    75      3.32   3.70   4.18   4.74   5.35   5.95   6.45
    80      3.34   3.76   4.29   4.95   5.75   6.62   7.45
    85      3.36   3.79   4.35   5.09   6.05   7.20   8.44

              OPTION 3 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
         JOINT & 100% SURVIVOR LIFE ANNUITY (W/120 PAYMENTS GUARANTEED)

  AGE OF                AGE OF FEMALE ANNUITANT
   MALE     ----------------------------------------------
ANNUITANT    55     60     65     70     75     80     85
---------   ----   ----   ----   ----   ----   ----   ----
    55      3.01   3.18   3.33   3.45   3.53   3.59   3.62
    60      3.12   3.36   3.58   3.78   3.93   4.03   4.09
    65      3.21   3.51   3.82   4.12   4.38   4.56   4.67
    70      3.27   3.62   4.02   4.44   4.84   5.16   5.36
    75      3.31   3.70   4.16   4.70   5.26   5.76   6.11
    80      3.33   3.74   4.25   4.88   5.59   6.28   6.80
    85      3.35   3.77   4.31   4.99   5.81   6.66   7.35

              OPTION 3 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
         JOINT & 100% SURVIVOR LIFE ANNUITY (W/240 PAYMENTS GUARANTEED)

  AGE OF                AGE OF FEMALE ANNUITANT
   MALE     ----------------------------------------------
ANNUITANT    55     60     65     70     75     80     85
---------   ----   ----   ----   ----   ----   ----   ----
    55      3.00   3.16   3.30   3.39   3.45   3.47   3.48
    60      3.11   3.33   3.53   3.68   3.77   3.81   3.82
    65      3.18   3.46   3.72   3.94   4.08   4.15   4.17
    70      3.23   3.54   3.86   4.14   4.33   4.43   4.46
    75      3.26   3.59   3.94   4.27   4.50   4.62   4.66
    80      3.27   3.61   3.98   4.33   4.58   4.71   4.76
    85      3.27   3.62   3.99   4.35   4.61   4.75   4.80

              OPTION 5 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
                       FIXED PAYMENT FOR SPECIFIED PERIOD

 NUMBER    MONTHLY
OF YEARS   PAYMENT
--------   -------
    5       17.28
    6       14.51
    7       12.53
    8       11.04
    9        9.89
   10        8.96
   11        8.21
   12        7.58
   13        7.05
   14        6.59
   15        6.20
   16        5.85
   17        5.55
   18        5.27
   19        5.03
   20        4.81
   21        4.62
   22        4.44
   23        4.28
   24        4.13
   25        3.99
   26        3.86
   27        3.75
   28        3.64
   29        3.54
   30        3.44

                     VARIABLE ANNUITY PAYMENT OPTIONS TABLE

[BASIS OF COMPUTATION

The actuarial basis for the Table of Annuity Rates is the Annuity 2000 Mortality Table with an effective annual Assumed Investment Rate of 3.50%, with quinquennial age setbacks. For every five years that the Contract has been in effect at the time of annuitization, the Annuitant's age will be set back by one year to determine the applicable factors. The Variable Annuity Payment Options Table does not include any applicable premium tax.]

            OPTIONS 1V& 4V - TABLE OF MONTHLY INSTALLMENTS PER $1,000

    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)

                                OPTION 4V         OPTION 4V
                               LIFE ANNUITY      LIFE ANNUITY
               OPTION 1V     (W/120 PAYMENTS   (W/240 PAYMENTS
             LIFE ANNUITY      GUARANTEED)       GUARANTEED)
  AGE OF    --------------   ---------------   ---------------
ANNUITANT    MALE   FEMALE    MALE   FEMALE     MALE   FEMALE
---------   -----   ------    ----   ------     ----   ------
    55       4.80     4.48    4.74    4.45      4.54    4.34
    56       4.89     4.56    4.82    4.52      4.60    4.40
    57       4.99     4.64    4.91    4.60      4.67    4.46
    58       5.09     4.73    5.01    4.68      4.73    4.53
    59       5.21     4.82    5.11    4.77      4.79    4.59
    60       5.33     4.92    5.21    4.86      4.86    4.66
    61       5.45     5.03    5.32    4.96      4.92    4.73
    62       5.59     5.14    5.44    5.06      4.98    4.80
    63       5.73     5.26    5.56    5.17      5.05    4.87
    64       5.89     5.39    5.69    5.29      5.11    4.94
    65       6.06     5.53    5.83    5.41      5.17    5.01
    66       6.24     5.68    5.97    5.54      5.23    5.08
    67       6.43     5.84    6.11    5.67      5.29    5.14
    68       6.63     6.01    6.26    5.82      5.34    5.21
    69       6.84     6.19    6.42    5.97      5.39    5.28
    70       7.07     6.39    6.57    6.12      5.44    5.34
    71       7.32     6.60    6.74    6.29      5.48    5.39
    72       7.58     6.84    6.91    6.46      5.52    5.45
    73       7.86     7.09    7.08    6.64      5.56    5.49
    74       8.16     7.36    7.25    6.83      5.59    5.54
    75       8.47     7.65    7.42    7.02      5.62    5.57
    76       8.82     7.97    7.59    7.22      5.64    5.61
    77       9.18     8.31    7.77    7.41      5.67    5.64
    78       9.57     8.69    7.94    7.61      5.68    5.66
    79       9.99     9.09    8.11    7.81      5.70    5.68
    80      10.43     9.53    8.27    8.00      5.71    5.70
    81      10.91    10.00    8.43    8.19      5.72    5.71
    82      11.42    10.51    8.58    8.38      5.73    5.72
    83      11.96    11.07    8.72    8.55      5.74    5.73
    84      12.53    11.67    8.85    8.71      5.74    5.74
    85      13.15    12.31    8.98    8.86      5.75    5.74

              OPTION 2V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)
                       JOINT & 100% SURVIVOR LIFE ANNUITY

  AGE OF                AGE OF FEMALE ANNUITANT
   MALE     ----------------------------------------------
ANNUITANT    55     60     65     70     75     80     85
---------   ----   ----   ----   ----   ----   ----   ----
    55      4.09   4.25   4.40   4.52   4.62   4.69   4.74
    60      4.20   4.42   4.64   4.84   5.00   5.13   5.21
    65      4.29   4.56   4.87   5.17   5.45   5.67   5.83
    70      4.35   4.68   5.07   5.49   5.92   6.30   6.60
    75      4.40   4.77   5.23   5.78   6.38   6.99   7.50
    80      4.43   4.83   5.34   6.00   6.79   7.66   8.50
    85      4.45   4.87   5.42   6.15   7.10   8.25   9.49

              OPTION 3V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
        JOINT AND 100% SURVIVOR LIFE ANNUITY (W/120 PAYMENTS GUARANTEED)

  AGE OF                AGE OF FEMALE ANNUITANT
   MALE     ----------------------------------------------
ANNUITANT    55     60     65     70     75     80     85
---------   ----   ----   ----   ----   ----   ----   ----
    55      4.08   4.25   4.40   4.52   4.61   4.68   4.71
    60      4.19   4.41   4.63   4.83   4.99   5.10   5.16
    65      4.28   4.56   4.86   5.15   5.41   5.61   5.73
    70      4.35   4.68   5.05   5.46   5.86   6.18   6.40
    75      4.39   4.76   5.20   5.72   6.27   6.76   7.11
    80      4.42   4.81   5.30   5.91   6.60   7.26   7.77
    85      4.44   4.84   5.36   6.03   6.82   7.63   8.29

              OPTION 3V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
        JOINT AND 100% SURVIVOR LIFE ANNUITY (W/240 PAYMENTS GUARANTEED)



  AGE OF                AGE OF FEMALE ANNUITANT
   MALE     ----------------------------------------------
ANNUITANT    55     60     65     70     75     80     85
---------   ----   ----   ----   ----   ----   ----   ----
    55      4.07   4.22   4.36   4.45   4.51   4.53   4.54
    60      4.17   4.38   4.56   4.71   4.80   4.84   4.85
    65      4.25   4.50   4.74   4.95   5.08   5.14   5.17
    70      4.30   4.58   4.88   5.14   5.31   5.40   5.43
    75      4.32   4.63   4.96   5.25   5.46   5.57   5.61
    80      4.34   4.65   4.99   5.31   5.54   5.66   5.70
    85      4.34   4.66   5.00   5.33   5.57   5.69   5.74

              OPTION 5V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
                         PAYMENTS FOR A SPECIFIED PERIOD

 NUMBER    MONTHLY
OF YEARS   PAYMENT
--------   -------
    5       17.28
    6       14.51
    7       12.53
    8       11.04
    9        9.89
   10        8.96
   11        8.21
   12        7.58
   13        7.05
   14        6.59
   15        6.20
   16        5.85
   17        5.55
   18        5.27
   19        5.03
   20        4.81
   21        4.62
   22        4.44
   23        4.28
   24        4.13
   25        3.99
   26        3.86
   27        3.75
   28        3.64
   29        3.54
   30        3.44

                      AIG SUNAMERICA LIFE ASSURANCE COMPANY
                     A STOCK COMPANY LOS ANGELES, CALIFORNIA

                              INDIVIDUAL FIXED AND
                            VARIABLE ANNUITY CONTRACT

                                Nonparticipating